EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
QLogic Corporation:
     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-66407, 333-70112, 333-112572, 333-134877, 333-155220 and 333-162951) of QLogic Corporation of our reports dated May 26, 2011, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 3, 2011 and March 28, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 3, 2011, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of April 3, 2011, which reports appear in the April 3, 2011, annual report on Form 10-K of QLogic Corporation.
/s/ KPMG LLP
Irvine, California
May 26, 2011